CONTACT:
Michael Archer
Senior Vice President
Corporate Controller
Camden National Corporation
(800) 860-8821
marcher@CamdenNational.com

FOR IMMEDIATE RELEASE

CAMDEN NATIONAL CORPORATION REPORTS
SECOND QUARTER 2020 FINANCIAL RESULTS

Second Quarter 2020 Net Income of $10.9 Million and Diluted Earnings Per Share of $0.73

CAMDEN, Maine, July 28, 2020/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), a $5.0 billion bank holding company headquartered in Camden, Maine, reported net income for the second quarter 2020 of $10.9 million, a decrease of 17% compared to the second quarter of 2019, and diluted earnings per share ("EPS") of $0.73, a decrease of 14% over the same period. The decrease in net income between periods was driven by higher provision expense in response to the COVID-19 pandemic. Second quarter 2020 pre-tax, pre-provision earnings1 increased $5.4 million, or 31%, over the second quarter of 2019.

"Over the past several months, we have navigated new economic and social challenges as a result of the COVID-19 pandemic," said Gregory A. Dufour, President and Chief Executive Officer of the Company. "The health and financial well-being of our customers, employees, and communities has been top of mind and a significant factor in the decisions made to date. We recognize these are trying times for many, and we continue to diligently support our constituents, which included providing over 2,900 Paycheck Protection Program loans to small businesses and over 2,000 temporary loan payment deferrals to business and retail customers through June 30."

Dufour added, "While the total financial impact of the COVID-19 pandemic remains unclear, we remain well-positioned to withstand the uncertainty. We are fortifying our balance sheet as shown by our pre-tax, pre-provision earnings1 contribution, which is allowing us to build our reserves for loan losses that may occur due to the changing economy."

SECOND QUARTER 2020 HIGHLIGHTS

•	Net income decreased by 17% compared to the second quarter of 2019 and by 19% compared to the first quarter of 2020

•	Second quarter 2020 pre-tax, pre-provision earnings[1] increased 31% over the second quarter of 2019 and 24% over the first quarter of 2020

•
We continue to support our communities and customers through the COVID-19 pandemic, highlighted by our lending and relief efforts, which included originating 10% of the Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans to small businesses across Maine, according to SBA data, and providing temporary debt relief on over 2,000 loans to business and retail customers through June 30, 2020

•	Asset quality remains strong with non-performing assets of 0.23% of total loans as of June 30, 2020 and second quarter 2020 annualized net charge-offs of 0.05% of average loans

•	Capital remains a source of strength with capital ratios well in excess of regulatory capital thresholds and an allowance for loan losses of 3.1 times non-performing loans as of June 30, 2020

FINANCIAL CONDITION

Assets. Total assets increased 12% since December 31, 2019, to $5.0 billion at June 30, 2020. Asset growth was driven by loan growth, including loans held for sale, of $255.8 million, or 8%, investments growth of $131.0 million, or 14%, and an increase in cash balances of $80.2 million, or 106%.

Loans. For the six months ended June 30, 2020, commercial loans grew $204.3 million, or 46%, driven by SBA PPP loans. Through June 30, 2020, the Company originated 2,919 PPP loans with total balances of $237.0 million. At June 30, 2020, outstanding PPP loan balances were $225.8 million.

Over the same period, commercial real estate loans grew $67.6 million, or 5%, driven by funding of prior period loan commitments, while consumer and home equity loans decreased 7% and residential mortgage loans decreased 2%.

Through the first six months of 2020, the Company originated $461.5 million of residential mortgages and sold 58% of its production to the secondary market. In comparison, for the same period last year, the Company originated $214.5 million and sold 46% of its production. Residential mortgage refinance activity was 67% of total production for the six months ended June 30, 2020, compared to 28% for the same period last year.

Cash and Investments. Strong deposit growth in the first half of 2020 of $458.6 million, or 13%, led to an increase in cash and investments. The Company designated its investment purchases as available-for-sale ("AFS") to secure its liquidity position. At June 30, 2020, the Company's AFS investments were in an unrealized gain position of $37.3 million, compared to $4.1 million at December 31, 2019, driven by the lower interest rate environment between periods.

Goodwill. In light of recent events related to the COVID-19 pandemic and its impact on the broad equity markets and economy, the Company assessed its goodwill for impairment in the second quarter of 2020 by calculating its estimated fair value and comparing to its book value. As of June 30, 2020, the Company concluded its goodwill was not impaired.

Deposits and Borrowings. Deposits increased 13% since December 31, 2019, to $4.0 billion at June 30, 2020. For the six months ended June 30, 2020, checking account balances grew $355.8 million, or 21%, and savings and money market balances grew $159.4 million, or 14%. The increase in deposits was driven by various factors in response to the COVID-19 pandemic, including the federal government stimulus programs and a shift in consumer habits as the national personal savings rate reached 23% in May 2020.

The Company's loan-to-deposit ratio was 83% at June 30, 2020, compared to 87% at December 31, 2019 and 86% at June 30, 2019.

Total borrowings decreased 2% since December 31, 2019 to $330.2 million at June 30, 2020. The Company continues to primarily use short-term borrowings to supplement funding in the current low interest rate environment. In the first half of 2020, it also locked-in long-term funding at interest rates below 1%.

Shareholders' Equity. The Company continues to be well-positioned from a capital perspective to withstand the economic uncertainty surrounding the COVID-19 pandemic. At June 30, 2020, the Company's capital position was well in excess of regulatory requirements, including a total risk-based capital ratio of 14.56%, a tier 1 risk-based capital ratio of 13.01%, common equity tier 1 risk-based capital ratio of 11.69%, and a tier 1 leverage ratio of 8.95%. Additionally, at June 30, 2020, the Company's common equity ratio was 10.21% and tangible common equity ratio1 was 8.41%.

In June 2020, the Company announced a cash dividend to shareholders of $0.33 per share, consistent with that issued for the first quarter of 2020. The cash dividend is payable to shareholders of record as of July 15, 2020, and shareholders will begin receiving payments on July 31, 2020. As of June 30, 2020, the Company's annualized dividend yield was 3.82% based on Camden National's closing share price of $34.54, as reported by NASDAQ.

The Company suspended its share repurchase program during the first quarter of 2020 in response to the COVID-19 pandemic. We will continue to evaluate our use of the share repurchase program as the impact and our response to the COVID-19 pandemic develops.

ASSET QUALITY

As of June 30, 2020, the Company's asset quality metrics continue to be stable and consistent with past quarters.

•	Non-performing assets were 0.23% of total assets at June 30, 2020, compared to 0.23% and 0.25% at March 31, 2020 and December 31, 2019, respectively.

•	Past due loans were 0.19% of total loans at June 30, 2020, compared to 0.24% and 0.17% at March 31, 2020 and December 31, 2019, respectively.

•	Net charge-offs (annualized) for the second quarter of 2020 were 0.05% of average loans, compared to 0.05% for the first quarter of 2020 and 0.09% for the fourth quarter of 2019.

COVID-19 Loan Modification Program. In March 2020, the Company began offering temporary debt relief to business and retail customers impacted by the COVID-19 pandemic. Generally, the terms of this initial temporary debt relief program provided customers with 90 to 180 days of payment deferral. All loan modifications made by the Company complied with the terms of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") or bank regulator guidance, and, thus, were not designated or accounted for as troubled-debt restructurings.

Through June 30, 2020, the Company had modified 2,064 business and retail customer loans to provide temporary debt relief to customers impacted by the COVID-19 pandemic. As of June 30, 2020, 1,763 customer loans with total loan balances of $546.7 million were still under the terms of a COVID-19 loan modification. As the original loan modification term matures, the Company may, at its discretion, extend or modify the loan terms again. With many of the original loan modifications maturing in July, the Company is currently engaged in discussion with these customers to determine if further payment relief is needed. The terms of those loan modifications will be on a case-by-case assessment, and may include an extension of payment deferral in full or in part.

Allowance for Credit Losses and Provision Expense. The provision for credit losses for the three and six months ended June 30, 2020 was $9.4 million and $11.2 million, respectively, compared to $1.2 million and $1.9 million for the three and six months ended June 30, 2019. While asset quality was strong at June 30, 2020, the increase in provision expense between periods reflects a measure of impact attributed to the COVID-19 pandemic, based on available information at that time, which includes consideration of loan modification levels and industry risk.

At June 30, 2020, the Company's allowance for loan losses was $35.5 million, or 1.07% of total loans and 3.1 times non-performing loans, compared to $25.2 million, or 0.81% of total loans and 2.3 times non-performing loans, at December 31, 2019.

CECL. In the first quarter of 2020, the Company chose to delay its implementation of the current expected credit losses model, commonly referred to as "CECL," in accordance with the provisions of the CARES Act. As such, the reported allowance for credit losses and related provision expense for the three and six months ended June 30, 2020 was accounted for under the incurred loss model. In accordance with the CARES Act, the Company will delay implementation of CECL until the earlier of (i) the date on which the national emergency concerning the COVID-19 pandemic terminates, or (ii) December 31, 2020.

While the Company has not yet adopted CECL, it estimates that as of June 30, 2020, the allowance for credit losses under CECL, which is comprised of allowance for loan losses and unfunded commitments, would have been $40.0 million to $44.0 million, or 1.20% to 1.32% of loans at June 30, 2020.

FINANCIAL OPERATING RESULTS (Q2 2020 vs. Q2 2019)

Net income for the second quarter of 2020 was $10.9 million, a decrease of $2.3 million, or 17%, compared to the second quarter of 2019. Diluted EPS for the second quarter of 2020 was $0.73, a decrease of $0.12, or 14%. Lower earnings between periods was driven by an increase in provision expense of $8.2 million.

Net Interest Income. Net interest income for the second quarter of 2020 was $34.5 million, an increase of $3.0 million, or 9%, over the second quarter of 2019 due to an increase in average interest-earning assets of 10%. Net interest margin for the second quarter of 2020 and 2019 was 3.11%.

Average interest-earning assets for the second quarter of 2020 were $4.5 billion, an increase of $394.5 million over the second quarter of 2019. The primary drivers for the growth between periods included (i) average loan growth of 8% and (ii) an increase in average cash and investment balances of 14%. The largest driver of average loan growth between periods was an increase in average PPP loans of $178.1 million during the second quarter of 2020.

Net interest margin for the second quarter of 2020 and 2019 was 3.11%. The make-up of net interest margin between periods varied significantly due to the change in interest rates and the roll-out of PPP loans in the second quarter of 2020.

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The 10-year U.S. Treasury rate averaged 0.69% in the second quarter of 2020, compared to 2.34% for the second quarter of 2019. The decrease in benchmark interest rates drove a decrease in yield on interest-earnings assets of 0.65% to 3.53% for the second quarter of 2020, and was partially offset by $1.7 million of PPP loan income recognized in the second quarter of 2020 with an average yield of 3.79%.

•
The Federal Funds rate throughout the quarter was 0.25%, compared to 2.50% for the second quarter of 2019. In response to decreasing asset yields and funding rates, the Company effectively managed its cost of funds down to minimize the impact of the interest rate environment on net interest margin. Deposit costs decreased 0.51% between periods to 0.35% for the second quarter of 2020. Our cost of funds for the second quarter of 2020 was 0.44%, compared to 1.13% for the second quarter of 2019.

Provision for Credit Losses. The provision for credit losses for the second quarter of 2020 was $9.4 million, compared to $1.2 million for the second quarter of 2019. The increase in provision expense between periods was driven by an increase in allowance for loan losses due to estimates attributed to the COVID-19 pandemic.

Non-Interest Income. Non-interest income for the second quarter of 2020 was $12.1 million, an increase of $2.0 million, or 20%, over the second quarter of 2019.

•
Mortgage banking income for the second quarter of 2020 increased $2.9 million over the second quarter of 2019 as mortgage refinance activity was strong due to the low interest rate environment. Refinance activity was 71% of unit production in the second quarter of 2020, compared to 25% for the second quarter of 2019.

•
Service charges on deposit accounts for the second quarter of 2020 decreased $872,000, compared to the second quarter of 2019 due to lower overdraft fees and deposit account fees as customer deposit balances increased but the number of customer transactions decreased.

Non-Interest Expense. Non-interest expense for the second quarter of 2020 was $23.5 million, a decrease of $449,000, or 2%, compared to the second quarter of 2019. Certain costs were lower between periods as priorities shifted and employees transitioned to working remotely in response to the COVID-19 pandemic, while other costs increased to ensure the safety and health of our employees during this unprecedented time.

FINANCIAL OPERATING RESULTS (Q2 2020 vs. Q1 2020)

Net income between quarters decreased $2.6 million, or 19%, and diluted EPS decreased $0.16, or 18%, over the same period. Lower earnings between quarters was driven by an increase in provision expense of $7.6 million.

Net Interest Income. Net interest income increased $2.7 million, or 9%, between quarters as net interest margin increased 3 basis points to 3.11% for the second quarter of 2020 and average loan growth was $187.2 million, or 6%. The decrease in cost of funds between quarters of 0.42% outpaced the decrease in yield on interest-earning assets of 0.37%. The decrease in yields and cost of funds reflects the current interest rate environment as loans and deposits are originated and reprice to historically low levels. Average loan growth between periods was driven by PPP loan originations, which averaged $178.1 million for the second quarter of 2020.

Provision for Credit Losses. The provision for credit losses increased $7.6 million between quarters. The increase in provision expense between periods was driven by an increase in allowance for loan losses due to estimates attributed to the COVID-19 pandemic.

Non-Interest Income. Non-interest income increased $657,000, or 6%, between quarters.

•	Mortgage banking income increased $1.2 million, or 33%, between periods as mortgage and refinance activity momentum continued into the second quarter of 2020 and interest rates remained low.

•	Debit card income increased $250,000, or 12%, driven by higher customer spending as the increase in the average spend per transaction more than offset the decrease in the number of transactions.

•
Service charges on deposit accounts between quarters decreased $675,000, or 34%, due to lower overdraft fees and deposit account fees as customer deposit balances increased but the number of customer transactions decreased.

Non-Interest Expense. Non-interest expense decreased $1.1 million, or 4%, between quarters. The decrease was driven by (i) lower employee-related costs as employees transitioned to remote working in the second quarter of 2020; (ii) lower marketing costs; and (iii) a decrease in incentive accruals. This was partially offset by the annual equity award grant to Company directors in the second quarter of 2020.

CONFERENCE CALL

Camden National will host a conference call and webcast at 3:00 p.m., Eastern Time, on Tuesday, July 28, 2020 to discuss its second quarter 2020 financial results and outlook. Participants should dial in to the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (domestic):         (888) 349-0139
Live dial-in (international):    (412) 542-4154
Live webcast:            https://services.choruscall.com/links/cac200728.html

A link to the live webcast will be available on Camden National's website under "Investor Relations" at www.CamdenNational.com prior to the meeting, and a replay of the webcast will be available on Camden National's website following the conference call. The transcript of the conference call will also be available on Camden National's website approximately two days after the conference call.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation (NASDAQ:CAC) is the largest publicly traded bank holding company in Northern New England with $5.0 billion in assets and 650 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, Maine. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 58 banking centers, 24/7 live phone support, 68 ATMs, and additional lending offices in New Hampshire and Massachusetts.

For the past two years, Camden National Bank was named "Customer Experience Leader in U.S. Retail Banking" by Greenwich Associates, and in 2019, it was the only New England based organization included in Sandler O'Neill's "Bank and Thrift Sm-All Star" list of high-performing financial institutions. The Finance Authority of Maine has awarded Camden National Bank as "Lender at Work for Maine" for ten years. Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.com. Member FDIC.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; changes in general economic conditions; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; legislative and regulatory changes that adversely affect the business in which Camden National is engaged; changes in the securities markets and other risks and uncertainties disclosed from time to time in in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by other filings with the Securities and Exchange Commission ("SEC"). Further, statements about the potential effects of the COVID-19 pandemic on our business, results of operations and financial condition may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, action taken by government authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, service providers and on economies and markets more generally. Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in accordance with generally accepted accounting principles in the United States ("GAAP"), management supplements this evaluation with certain non-GAAP financial measures, such as pre-tax, pre-provision earnings; return on average tangible equity; the efficiency and tangible common equity ratios; tangible book value per share; core deposits and average core deposits. Management utilizes these non-GAAP financial measures for purposes of measuring our performance against our peer group and other financial institutions and analyzing our internal performance. We also believe these non-GAAP financial measure help investors better understand the Company's operating performance and trends and allow for better performance comparisons to other financial institutions. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliation to the comparable GAAP financial measure can be found in this document.

ANNUALIZED DATA

Certain returns, yields and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. Annualized data may not be indicative of any four-quarter period, and are presented for illustrative purposes only.

_____________________________________________________________________________________________

1	This is a non-GAAP measure. Please refer to "Reconciliation of non-GAAP to GAAP Financial Measures" for further details.

Selected Financial Data (unaudited)

	At or For The Three Months Ended			At or For The Six Months Ended
(In thousands, except number of shares and per share data)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Financial Condition Data
Investments	$1,064,089	$976,487	$933,100	$1,064,089	$933,100
Loans and loans held for sale	3,362,631	3,185,492	3,113,437	3,362,631	3,113,437
Allowance for loan losses	35,539	26,521	26,163	35,539	26,163
Total assets	4,959,016	4,594,539	4,447,038	4,959,016	4,447,038
Deposits	3,996,358	3,563,705	3,591,610	3,996,358	3,591,610
Borrowings	330,229	420,877	310,638	330,229	310,638
Shareholders' equity	506,467	492,680	467,759	506,467	467,759
Operating Data
Net interest income	$34,539	$31,826	$31,573	$66,365	$63,468
Provision for credit losses	9,398	1,775	1,173	11,173	1,917
Non-interest income	12,060	11,403	10,037	23,463	19,426
Non-interest expense	23,509	24,561	23,958	48,070	46,741
Income before income tax expense	13,692	16,893	16,479	30,585	34,236
Income tax expense	2,752	3,400	3,275	6,152	6,759
Net income	$10,940	$13,493	$13,204	$24,433	$27,477
Key Ratios
Return on average assets	0.90%	1.21%	1.21%	1.05%	1.27%
Return on average equity	8.81%	11.30%	11.63%	10.03%	12.36%
GAAP efficiency ratio	50.45%	56.82%	57.58%	53.51%	56.39%
Net interest margin (fully-taxable equivalent)	3.11%	3.08%	3.11%	3.10%	3.14%
Non-performing assets to total assets	0.23%	0.23%	0.34%	0.23%	0.34%
Common equity ratio	10.21%	10.72%	10.52%	10.21%	10.52%
Tier 1 leverage capital ratio	8.95%	9.53%	9.51%	8.95%	9.51%
Common equity tier 1 risk-based capital ratio	11.69%	11.27%	11.47%	11.69%	11.47%
Tier 1 risk-based capital ratio	13.01%	12.56%	12.82%	13.01%	12.82%
Total risk-based capital ratio	14.56%	13.81%	14.12%	14.56%	14.12%
Per Share Data
Basic earnings per share	$0.73	$0.89	$0.85	$1.62	$1.76
Diluted earnings per share	$0.73	$0.89	$0.85	$1.62	$1.76
Cash dividends declared per share	$0.33	$0.33	$0.30	$0.66	$0.60
Book value per share	$33.85	$32.95	$30.26	$33.85	$30.26
Non-GAAP Measures(1)
Return on average tangible equity	11.09%	14.35%	15.00%	12.68%	16.01%
Efficiency ratio	50.13%	56.45%	57.27%	53.17%	56.07%
Pre-tax, pre-provision earnings	$23,090	$18,668	$17,652	$41,758	$36,153
Tangible common equity ratio	8.41%	8.78%	8.49%	8.41%	8.49%
Tangible book value per share	$27.31	$26.39	$23.88	$27.31	$23.88
(1) Please see "Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)."

Consolidated Statements of Condition Data (unaudited)

(In thousands)	June 30, 2020	December 31, 2019	June 30, 2019
ASSETS
Cash and due from banks	$56,292	$39,586	$48,153
Interest-bearing deposits in other banks (including restricted cash)	99,536	36,050	38,083
Total cash, cash equivalents and restricted cash	155,828	75,636	86,236
Investments:
Available-for-sale securities, at fair value (book value of $1,010,325, $913,978 and $915,099, respectively)	1,047,663	918,118	920,083
Held-to-maturity securities, at amortized cost (fair value of $1,388, $1,359 and $1,335, respectively)	1,299	1,302	1,304
Other investments	15,127	13,649	11,713
Total investments	1,064,089	933,069	933,100
Loans held for sale, at fair value (book value of $35,909, $11,915 and $13,088, respectively)	36,590	11,854	13,113
Loans:
Commercial real estate	1,310,985	1,243,397	1,260,639
Commercial(1)	428,186	442,701	456,692
SBA PPP	218,803	—	—
Residential real estate	1,054,333	1,070,374	1,035,792
Consumer and home equity	313,734	338,551	347,201
Total loans	3,326,041	3,095,023	3,100,324
Less: allowance for loan losses	(35,539)	(25,171)	(26,163)
Net loans	3,290,502	3,069,852	3,074,161
Goodwill	94,697	94,697	94,697
Core deposit intangible assets	3,184	3,525	3,877
Bank-owned life insurance	93,647	92,344	91,116
Premises and equipment, net	41,109	41,836	41,402
Deferred tax assets	10,705	16,823	16,836
Other assets	168,665	89,885	92,500
Total assets	$4,959,016	$4,429,521	$4,447,038
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest checking	$712,146	$552,590	$505,355
Interest checking	1,349,456	1,153,203	1,111,424
Savings and money market	1,278,603	1,119,193	1,074,094
Certificates of deposit	431,376	521,752	547,786
Brokered deposits	224,777	191,005	352,951
Total deposits	3,996,358	3,537,743	3,591,610
Short-term borrowings	245,998	268,809	241,647
Long-term borrowings	25,000	10,000	10,000
Subordinated debentures	59,231	59,080	58,991
Accrued interest and other liabilities	125,962	80,474	77,031
Total liabilities	4,452,549	3,956,106	3,979,279
Shareholders’ equity	506,467	473,415	467,759
Total liabilities and shareholders’ equity	$4,959,016	$4,429,521	$4,447,038
(1) Includes the HPFC loan portfolio.

Consolidated Statements of Income Data (unaudited)

	For The Three Months Ended
(In thousands, except per share data)	June 30, 2020	March 31, 2020	June 30, 2019
Interest Income
Interest and fees on loans	$33,120	$34,045	$36,092
Taxable interest on investments	4,883	4,878	4,941
Nontaxable interest on investments	828	787	624
Dividend income	167	168	174
Other interest income	180	335	606
Total interest income	39,178	40,213	42,437
Interest Expense
Interest on deposits	3,392	6,662	9,156
Interest on borrowings	359	838	885
Interest on subordinated debentures	888	887	823
Total interest expense	4,639	8,387	10,864
Net interest income	34,539	31,826	31,573
Provision for credit losses	9,398	1,775	1,173
Net interest income after provision for credit losses	25,141	30,051	30,400
Non-Interest Income
Mortgage banking income, net	4,691	3,534	1,742
Debit card income	2,391	2,141	2,281
Service charges on deposit accounts	1,337	2,012	2,209
Income from fiduciary services	1,603	1,502	1,545
Bank-owned life insurance	614	689	603
Brokerage and insurance commissions	622	657	732
Customer loan swap fees	57	114	285
Net gain on sale of securities	—	—	27
Other income	745	754	613
Total non-interest income	12,060	11,403	10,037
Non-Interest Expense
Salaries and employee benefits	13,627	14,327	13,461
Furniture, equipment and data processing	2,710	2,790	2,723
Net occupancy costs	1,997	2,003	1,639
Consulting and professional fees	1,181	783	974
Debit card expense	878	934	883
Regulatory assessments	299	162	437
Amortization of core deposit intangible assets	171	170	176
Other real estate owned and collection costs, net	98	101	409
Other expenses	2,548	3,291	3,256
Total non-interest expense	23,509	24,561	23,958
Income before income tax expense	13,692	16,893	16,479
Income Tax Expense	2,752	3,400	3,275
Net Income	$10,940	$13,493	$13,204
Per Share Data
Basic earnings per share	$0.73	$0.89	$0.85
Diluted earnings per share	$0.73	$0.89	$0.85

Consolidated Statements of Income Data (unaudited)

	For The Six Months Ended June 30,
(In thousands, except per share data)	2020	2019
Interest Income
Interest and fees on loans	$67,165	$71,813
Taxable interest on investments	9,761	9,935
Nontaxable interest on investments	1,615	1,268
Dividend income	335	404
Other interest income	515	1,026
Total interest income	79,391	84,446
Interest Expense
Interest on deposits	10,054	17,579
Interest on borrowings	1,197	1,859
Interest on subordinated debentures	1,775	1,540
Total interest expense	13,026	20,978
Net interest income	66,365	63,468
Provision for credit losses	11,173	1,917
Net interest income after provision for credit losses	55,192	61,551
Non-Interest Income
Mortgage banking income, net	8,225	2,994
Debit card income	4,532	4,291
Service charges on deposit accounts	3,349	4,232
Income from fiduciary services	3,105	2,937
Bank-owned life insurance	1,303	1,197
Brokerage and insurance commissions	1,279	1,317
Customer loan swap fees	171	810
Net gain on sale of securities	—	27
Other income	1,499	1,621
Total non-interest income	23,463	19,426
Non-Interest Expense
Salaries and employee benefits	27,954	26,439
Furniture, equipment and data processing	5,500	5,403
Net occupancy costs	4,000	3,553
Consulting and professional fees	1,964	1,787
Debit card expense	1,812	1,706
Regulatory assessments	461	909
Amortization of core deposit intangible assets	341	352
Other real estate owned and collection costs, net	199	102
Other expenses	5,839	6,490
Total non-interest expense	48,070	46,741
Income before income tax expense	30,585	34,236
Income Tax Expense	6,152	6,759
Net Income	$24,433	$27,477
Per Share Data
Basic earnings per share	$1.62	$1.76
Diluted earnings per share	$1.62	$1.76

Quarterly Average Balance and Yield/Rate Analysis (unaudited)

	Average Balance			Yield/Rate
	For The Three Months Ended			For The Three Months Ended
(Dollars in thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	March 31, 2020	June 30, 2019
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$168,221	$66,180	$59,901	0.06%	1.24%	2.34%
Investments - taxable	836,885	809,041	839,714	2.49%	2.56%	2.56%
Investments - nontaxable(1)	124,101	117,537	90,087	3.38%	3.39%	3.51%
Loans(2):
Commercial real estate	1,302,393	1,273,538	1,255,172	3.83%	4.24%	4.68%
Residential real estate	1,084,931	1,078,836	1,032,215	4.06%	4.19%	4.34%
Commercial(1)	404,545	416,527	389,166	3.78%	4.21%	4.72%
Consumer and home equity	321,019	334,771	347,141	4.29%	5.03%	5.47%
SBA PPP	178,119	—	—	3.79%	—%	—%
HPFC	17,659	20,336	29,472	9.28%	7.83%	7.83%
Municipal(1)	19,567	16,990	20,117	3.62%	3.67%	3.56%
Total loans	3,328,233	3,140,998	3,073,283	3.97%	4.32%	4.68%
Total interest-earning assets	4,457,440	4,133,756	4,062,985	3.53%	3.90%	4.18%
Other assets	414,225	354,436	315,604
Total assets	$4,871,665	$4,488,192	$4,378,589

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$664,605	$529,501	$485,724	—%	—%	—%
Interest checking	1,298,468	1,146,783	1,110,567	0.28%	0.70%	1.01%
Savings	518,803	476,849	476,104	0.06%	0.07%	0.09%
Money market	717,056	650,383	581,638	0.37%	0.98%	1.28%
Certificates of deposit	477,068	552,079	516,972	1.34%	1.61%	1.60%
Total deposits	3,676,000	3,355,595	3,171,005	0.35%	0.70%	0.86%
Borrowings:
Brokered deposits	234,823	208,084	370,448	0.28%	1.54%	2.53%
Customer repurchase agreements	209,302	236,351	246,935	0.56%	1.08%	1.30%
Subordinated debentures	59,194	59,119	58,985	6.03%	6.04%	5.60%
Other borrowings	76,983	59,257	15,940	0.35%	1.39%	2.17%
Total borrowings	580,302	562,811	692,308	0.98%	1.80%	2.34%
Total funding liabilities	4,256,302	3,918,406	3,863,313	0.44%	0.86%	1.13%
Other liabilities	115,914	89,612	59,747
Shareholders' equity	499,449	480,174	455,529
Total liabilities & shareholders' equity	$4,871,665	$4,488,192	$4,378,589
Net interest rate spread (fully-taxable equivalent)				3.09%	3.04%	3.05%
Net interest margin (fully-taxable equivalent)				3.11%	3.08%	3.11%
Net interest margin (fully-taxable equivalent), excluding fair value mark accretion and collection of previously charged-off acquired loans(3)				3.07%	3.06%	3.07%

(1)	Reported on a tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.

(2)	Non-accrual loans and loans held for sale are included in total average loans.

(3)
Excludes the impact of the fair value mark accretion on loans and certificates of deposit generated in purchase accounting and collection of previously charged-off acquired loans for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019 totaling $403,000, $283,000 and $439,000, respectively.

Year-to-Date Average Balance and Yield/Rate Analysis (unaudited)

	Average Balance		Yield/Rate
	For The Six Months Ended		For The Six Months Ended
(Dollars in thousands)	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$117,201	$48,301	0.39%	2.27%
Investments - taxable	822,963	845,583	2.52%	2.56%
Investments - nontaxable(1)	120,819	92,386	3.38%	3.48%
Loans(2):
Commercial real estate	1,287,965	1,268,264	4.03%	4.71%
Residential real estate	1,081,884	1,020,316	4.12%	4.32%
Commercial(1)	410,563	379,552	4.00%	4.71%
Consumer and home equity	327,895	347,097	4.66%	5.46%
SBA PPP	89,033	—	3.79%	—%
HPFC	18,997	30,814	8.50%	7.87%
Municipal(1)	18,279	17,738	3.64%	3.58%
Total loans	3,234,616	3,063,781	4.14%	4.69%
Total interest-earning assets	4,295,599	4,050,051	3.71%	4.19%
Other assets	384,330	308,579
Total assets	$4,679,929	$4,358,630

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$597,053	$488,040	—%	—%
Interest checking	1,222,626	1,098,003	0.48%	0.99%
Savings	497,826	480,849	0.07%	0.08%
Money market	683,720	582,158	0.66%	1.25%
Certificates of deposit	514,573	480,244	1.48%	1.48%
Total deposits	3,515,798	3,129,294	0.52%	0.82%
Borrowings:
Brokered deposits	221,454	388,045	0.87%	2.51%
Customer repurchase agreements	222,827	242,740	0.83%	1.27%
Subordinated debentures	59,157	58,996	6.03%	5.26%
Other borrowings	68,120	30,237	0.80%	2.21%
Total borrowings	571,558	720,018	1.38%	2.31%
Total funding liabilities	4,087,356	3,849,312	0.64%	1.10%
Other liabilities	102,762	61,000
Shareholders' equity	489,811	448,318
Total liabilities & shareholders' equity	$4,679,929	$4,358,630
Net interest rate spread (fully-taxable equivalent)			3.07%	3.09%
Net interest margin (fully-taxable equivalent)			3.10%	3.14%
Net interest margin (fully-taxable equivalent), excluding fair value mark accretion and collection of previously charged-off acquired loans(3)			3.06%	3.10%

(1)	Reported on a tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.

(2)	Non-accrual loans and loans held for sale are included in total average loans.

(3)
Excludes the impact of the fair value mark accretion on loans and certificates of deposit generated in purchase accounting and collection of previously charged-off acquired loans for the six months ended June 30, 2020 and June 30, 2019 totaling $687,000 and $829,000, respectively.

Asset Quality Data
(unaudited)
(In thousands)	At or For The Six Months Ended June 30, 2020	At or For The Three Months Ended March 31, 2020	At or For The Year Ended December 31, 2019	At or For The Nine Months Ended September 30, 2019	At or For The Six Months Ended June 30, 2019
Non-accrual loans:
Residential real estate	$4,664	$3,499	$4,096	$5,152	$5,566
Commercial real estate	432	646	1,122	1,156	1,590
Commercial	699	748	420	751	785
Consumer and home equity	2,371	2,102	2,154	2,616	3,039
HPFC	392	322	364	450	465
Total non-accrual loans	8,558	7,317	8,156	10,125	11,445
Loans 90 days past due and accruing	—	—	—	—	14
Accruing troubled-debt restructured loans not included above	2,874	3,008	2,993	3,259	3,511
Total non-performing loans	11,432	10,325	11,149	13,384	14,970
Other real estate owned	118	94	94	94	130
Total non-performing assets	$11,550	$10,419	$11,243	$13,478	$15,100
Loans 30-89 days past due:
Residential real estate	$4,016	$1,781	$2,227	$1,447	$2,536
Commercial real estate	1,625	2,641	1,582	2,242	3,378
Commercial	95	1,560	548	1,135	1,400
Consumer and home equity	388	1,379	750	822	907
HPFC	128	165	243	193	171
Total loans 30-89 days past due	$6,252	$7,526	$5,350	$5,839	$8,392
Allowance for loan losses at the beginning of the period	$25,171	$25,171	$24,712	$24,712	$24,712
Provision for loan losses	11,172	1,772	2,862	2,658	1,925
Charge-offs:
Residential real estate	96	96	462	436	25
Commercial real estate	71	50	300	157	65
Commercial	673	253	1,167	636	453
Consumer and home equity	134	91	713	670	64
HPFC	—	—	71	11	—
Total charge-offs	974	490	2,713	1,910	607
Total recoveries	(170)	(68)	(310)	(228)	(133)
Net charge-offs	804	422	2,403	1,682	474
Allowance for loan losses at the end of the period	$35,539	$26,521	$25,171	$25,688	$26,163
Components of allowance for credit losses:
Allowance for loan losses	$35,539	$26,521	$25,171	$25,688	$26,163
Liability for unfunded credit commitments	22	24	21	11	14
Allowance for credit losses	$35,561	$26,545	$25,192	$25,699	$26,177
Ratios:
Non-performing loans to total loans	0.34%	0.33%	0.36%	0.43%	0.48%
Non-performing assets to total assets	0.23%	0.23%	0.25%	0.30%	0.34%
Allowance for loan losses to total loans	1.07%	0.84%	0.81%	0.83%	0.84%
Net charge-offs to average loans (annualized):
Quarter-to-date	0.05%	0.05%	0.09%	0.16%	0.03%
Year-to-date	0.05%	0.05%	0.08%	0.07%	0.03%
Allowance for loan losses to non-performing loans	310.87%	256.86%	225.77%	191.93%	174.77%
Loans 30-89 days past due to total loans	0.19%	0.24%	0.17%	0.19%	0.27%

Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)

Return on Average Tangible Equity:
	For the Three Months Ended			For the Six Months Ended
(Dollars in thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net income, as presented	$10,940	$13,493	$13,204	$24,433	$27,477
Add: amortization of intangible assets, net of tax(1)	135	134	139	269	278
Net income, adjusted for amortization of intangible assets	$11,075	$13,627	$13,343	$24,702	$27,755
Average equity, as presented	$499,449	$480,174	$455,529	$489,811	$448,318
Less: average goodwill and other intangible assets	(97,965)	(98,143)	(98,660)	(98,054)	(98,749)
Average tangible equity	$401,484	$382,031	$356,869	$391,757	$349,569
Return on average equity	8.81%	11.30%	11.63%	10.03%	12.36%
Return on average tangible equity	11.09%	14.35%	15.00%	12.68%	16.01%
(1) Assumed a 21% tax rate.

Efficiency Ratio:
	For the Three Months Ended			For the Six Months Ended
(Dollars in thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Non-interest expense, as presented	$23,509	$24,561	$23,958	$48,070	$46,741
Net interest income, as presented	$34,539	$31,826	$31,573	$66,365	$63,468
Add: effect of tax-exempt income(1)	295	280	248	574	491
Non-interest income, as presented	12,060	11,403	10,037	23,463	19,426
Less: net gain on sale of securities	—	—	(27)	—	(27)
Adjusted net interest income plus non-interest income	$46,894	$43,509	$41,831	$90,402	$83,358
GAAP efficiency ratio	50.45%	56.82%	57.58%	53.51%	56.39%
Non-GAAP efficiency ratio	50.13%	56.45%	57.27%	53.17%	56.07%
(1) Assumed a 21% tax rate.

Pre-tax, Pre-provision Earnings:
	For the Three Months Ended			For the Six Months Ended
(In thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net income, as presented	$10,940	$13,493	$13,204	$24,433	$27,477
Add: provision for credit losses	9,398	1,775	1,173	11,173	1,917
Add: income tax expense	2,752	3,400	3,275	6,152	6,759
Pre-tax, pre-provision earnings	$23,090	$18,668	$17,652	$41,758	$36,153

Tangible Book Value Per Share and Tangible Common Equity Ratio:
	June 30, 2020	March 31, 2020	June 30, 2019
(In thousands, except number of shares, per share data and ratios)
Tangible Book Value Per Share:
Shareholders' equity, as presented	$506,467	$492,680	$467,759
Less: goodwill and other intangible assets	(97,881)	(98,052)	(98,574)
Tangible shareholders' equity	$408,586	$394,628	$369,185
Shares outstanding at period end	14,963,041	14,951,597	15,457,480
Book value per share	$33.85	$32.95	$30.26
Tangible book value per share	$27.31	$26.39	$23.88
Tangible Common Equity Ratio:
Total assets	$4,959,016	$4,594,539	$4,447,038
Less: goodwill and other intangible assets	(97,881)	(98,052)	(98,574)
Tangible assets	$4,861,135	$4,496,487	$4,348,464
Common equity ratio	10.21%	10.72%	10.52%
Tangible common equity ratio	8.41%	8.78%	8.49%

Core Deposits:
(In thousands)	June 30, 2020	March 31, 2020	June 30, 2019
Total deposits	$3,996,358	$3,563,705	$3,591,610
Less: certificates of deposit	(431,376)	(545,013)	(547,786)
Less: brokered deposits	(224,777)	(188,758)	(352,951)
Core deposits	$3,340,205	$2,829,934	$2,690,873

Average Core Deposits:
	For the Three Months Ended			For the Six Months Ended
(In thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Total average deposits	$3,676,000	$3,355,595	$3,171,005	$3,515,798	$3,129,294
Less: average certificates of deposit	(477,068)	(552,079)	(516,972)	(514,573)	(480,244)
Average core deposits	$3,198,932	$2,803,516	$2,654,033	$3,001,225	$2,649,050